Exhibit 15.1
American HomePatient, Inc.
Brentwood, TN
Re: Registration Statement No. 333-56313, No. 333-56317, No. 033-64292, No. 333-117758, No. 333-125013, No. 333-125015 and No. 333-154878
With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated August 10, 2009 related to our review of interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.
/s/ KPMG LLP
Nashville, TN
August 10, 2009